Lucas Energy, Inc. 8-K

Exhibit 10.1

450 Gears Road Suite 860 Houston, TX 77067 Phone: (713) 528-1881 Fax: (713) 337-1510

August 25, 2016

Mr. Richard N. Azar II

VIA EMAIL AT RICHARDA@SEZARENERGY.COM

Manager

RAD2 Minerals, Ltd.

P.O. Box 6172

San Antonio, Texas 78209

Re:	Post-Closing Adjustments Associated with Assets To be Conveyed Pursuant to December 30, 2015 Asset Purchase Agreement

Dear Richard,

As we have discussed, we (RAD2 Minerals, Ltd. and Lucas Energy, Inc.), believe that there may be post-closing adjustments required to the purchase price payable to the sellers named in that certain Asset Purchase Agreement dated December 30, 2015, as amended to date, by and between Lucas Energy, Inc. as purchaser (“Lucas”), and the various sellers named therein, including Segundo Resources, LLC, as representative of the sellers (the “Asset Purchase”), due to certain leasehold acreage expirations and the Equal Lien situation. The current estimated deficiency that exists between the total assets required to be delivered by the sellers and the current value of the assets the sellers propose to deliver at closing (the “Deficiency”) is $1,030,941 (the “Estimated Deficiency”). You have agreed to accept full liability for any and all deficiencies between the “Agreed Assets Value” set forth in the Asset Purchase of $80,697,710, and the mutually agreed upon value of the assets delivered at closing of the Asset Purchase, up to a maximum of the Estimated Deficiency, pursuant to your counter signature on this letter, below, and as described below.

Additionally, you have agreed to establish an escrow account within 3 business days of the closing and place into escrow with The Loev Law Firm, PC, or another mutually acceptable escrow agent, 288,779 shares of Lucas common stock (along with a blank stock power with medallion guaranty)(the “Escrowed Shares”) received by RAD2 Minerals, Ltd. (“RAD2”) in connection with the closing of the Asset Purchase (the “Closing”), within 15 business days from the date of the Closing, subject to the terms of a standard escrow agreement. The Escrowed Shares shall be held in escrow pending (a) RAD2’s transfer of assets to Lucas following the Closing, equal to at least the value of the Deficiency (as valued in the reasonable determination of Lucas); or (b) another mutually agreeable solution to the Deficiency ((a) or (b) as applicable, the “Make-Whole”). In the event the Make-Whole occurs on or prior to 45 business days from the date of Closing, 2016 (the “Make-Whole Deadline”), the Escrowed Shares shall be released to RAD2, and in the event the Make-Whole does not occur prior to the Make-Whole Deadline, the Escrowed Shares (or such portion thereof that equals the Deficiency, in the reasonable determination of Lucas) shall be released to Lucas for cancellation as consideration for the Deficiency. The Deficiency shall be considered waived and forgiven by Lucas upon the occurrence of either (a) the Make-Whole, or (b) the cancellation by Lucas of the Escrowed Shares, or the applicable portion thereof, as applicable.

RAD2 shall also take such other action and execute, acknowledge and deliver such contracts, deeds, representations, confirmations or other documents as may be reasonably requested and necessary or appropriate to affect the transactions contemplated herein.

450 Gears Road Suite 860 Houston, TX 77067 Phone: (713) 528-1881 Fax: (713) 337-1510

This letter and Escrow Agreement, sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise, other than the Purchase Agreement, which shall remain in full force and effect.

This letter and the terms and conditions hereof shall be governed by and construed in accordance with the laws of the State of Texas and applicable laws of the United States of America.

This letter and any signed agreement or instrument entered into in connection with this letter, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Regards,

Anthony C. Schnur

Chief Executive Officer

Agreed, confirmed and acknowledged:

RAD2 Minerals, Ltd.

By:  RAD2 Management, LLC, General Partner

/s/ Richard N. Azar, II
Richard N. Azar, II
Manager

Date:	08-25-2016